Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED    SEPTEMBER 30, 2022

Doylestown, Pennsylvania- November 4, 2022.  HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the Company for the quarter and nine months ended September 30, 2022. Net income for the quarter ended September 30, 2022, was $705,000 or ($0.35 per basic share and $0.34 per diluted share) versus net income of $640,000 or ($0.33 per basic share and $0.31 per diluted share) for the quarter ended June 30, 2022.

Net income for the nine months ended September 30, 2022, was $1.9 million ($0.98 per basic share and $0.94 per diluted share) versus net income of $3.7 million ($1.86 per basic share and $1.82 per diluted share), for the nine months ended September 30, 2021. For the quarter and nine months ended September 30, 2022, net interest income increased 34.4% and 24.1% to $5.4 million and $13.4 million over the same periods of the prior year.

Travis J. Thompson, Esq., Chairman & CEO, commented, “We are pleased with HVB’s strong performance in commercial loan originations which totaled $60 million for the quarter and $165 million year to date. Total commercial loans outstanding increased $127 million year over year (net of loans originated through the Paycheck Protection Program).  This strategy has proven to be a primary driver in our yield and margin performance, offsetting the volatility of the Residential Mortgage market caused by significantly higher interest rates and limited housing inventory which has constrained home sales in our market and across the nation. HVB remains well positioned to navigate these challenges and is committed to the markets we serve.”

On October 18, 2022, the Company, the Bank, Citizens Financial Services, Inc. (“Citizens Financial”), First Citizens Community Bank (“FCCB”) and CZFS Acquisition Company, LLC entered into a merger agreement that provides that the Company will merge with and into Citizens Financial, with Citizens Financial remaining as the surviving corporation (the “Merger”). Following the Merger, the Bank will merge with and into FCCB, with FCCB remaining as the surviving bank (the “Bank Merger”).

At the effective time of the Merger, each outstanding share of Company common stock will be converted into the right to receive, at the election of such holder, either (i) 0.4000 shares of Citizens Financial common stock, or (ii) $30.50 in cash, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that 80% of the aggregate merger consideration paid to the Company stockholders will be the stock consideration and the remaining 20% will be the cash consideration.

The completion of the Merger and the Bank Merger are subject to customary closing conditions, including approval by the Company’s stockholders and the receipt of regulatory approvals from the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking and Securities. The Merger is expected to be completed in the first half of 2023.

Highlights for the quarter and nine months ended September 30, 2022 include:

•	For the nine-month period, net interest income was $13.4 million compared to $10.8 million in the same period in 2021, an increase of 24.1%.

•

Net interest margin continues to improve, increasing from 3.11% for the three months ended September 30, 2021, to 3.89% for the three months ended September 30, 2022. For the nine months ended September 30, 2022, net interest margin improved to 3.32% from 2.51% for the same period in 2021.

•

Non-interest income decreased by $1.6 million and $4.3 million for the quarter and nine months ended September 30, 2022 from the same periods in 2021 as a result of reduced mortgage origination volume due to continued interest rate volatility combined with limited housing inventory. Offsetting the decrease for the nine months ended September 30, 2022 was a $1.0 million gain on sale of mortgage servicing rights, net resulting from the sale of approximately $3.2 million of the mortgage servicing rights.

Balance Sheet: September 30, 2022, compared to December 31, 2021

Total assets increased $43.2 million to $603.3 million at September 30, 2022, from $560.1 million at December 31, 2021. The increase was primarily the result of increases of $119.2 million in loans receivable, net, $41.4 million in investment securities, $3.6 million in bank-owned life insurance and $1.4 million in other assets which were offset by decreases of $93.7 million in cash and cash equivalents, $24.9 million in loans held-for-sale and $3.2 million in mortgage servicing rights. During the quarter ended June 30, 2022, the Company transferred approximately $30.2 million at amortized cost of available-for-sale securities to the held-to maturity category.

Total liabilities increased $44.3 million to $561.8 million at September 30, 2022, from $517.5 million at December 31, 2021. The increase in total liabilities was primarily from a $40.1 million increase in deposits and $10.1 million increase in advances from the Federal Home Loan Bank offset by decreases of $3.1 million in advances from the Federal Reserve's Paycheck Protection Program liquidity facility ("PPPLF") and $2.0 million in other liabilities.  Deposits increased $40.1 million to $504.1 million at September 30, 2022, from $464.0 million at December 31, 2021. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) increased $22.5 million to $454.3 million at September 30, 2022 from $431.8 million at December 31, 2021. Certificates of deposit increased $17.6 million to $49.8 million at September 30, 2022 from $32.2 million at December 31, 2021.

Total shareholders’ equity decreased $1.2 million to $41.4 million at September 30, 2022, compared to $42.6 million at December 31, 2021. This decrease was primarily as a result of comprehensive losses of $3.2 million due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio which reflects recent increases in market interest rates and $273,000 in treasury stock repurchases primarily as part of the stock repurchase plan. Offsetting these decreases was net income of $1.9 million for the nine months ended September 30, 2022, share based compensation expense of $262,000, ESOP shares committed to be released of $46,000 and a stock option exercise of $21,000.

Income Statement: For the quarter and nine months ended September 30, 2022, compared to September 30, 2021

Net Interest Income:

Net interest income increased $1.4 million to $5.4 million for the three months ended September 30, 2022, from $4.0 million for the three months ended September 30, 2021. Our net interest-earning assets increased $32.2 million to $120.8 million for the three months ended September 30, 2022, from $88.6 million for the three months ended September 30, 2021.  Net interest income increased $2.6 million to $13.4 million for the nine months ended September 30, 2022, from $10.8 million for the nine months ended September 30, 2021. Our net interest-earning assets increased $26.8 million to $114.8 million for the nine months ended September 30, 2022, from $88.0 million for the nine months ended September 30, 2021.

Provision for loan losses:

Provision for loan losses increased by $379,000 to $608,000 for the quarter ended September 30, 2022 from $229,000 for the quarter ended September 30, 2021 as a result of an increase in commercial loans originations which increased from $32.5 million for the three months ended September 30, 2021 to $60.3 million for the three months ended September 30, 2022. During the quarter ended September 30, 2022, net charge-offs of $209,000 were recorded compared to $30,000 in net charge-offs recorded during the quarter ended September 30, 2021.  Provision for loan losses increased by $715,000 to $1.4 million for the nine months ended September 30, 2022, from $644,000 during the nine months ended September 30, 2021. During the nine months ended September 30, 2022 and 2021, net charge-offs of $338,000 and $202,000 were recorded.

Non-Interest Income:

Non-interest income was $1.7 million and $7.0 million for the quarter and nine months ended September 30, 2022, respectively, compared to $3.3 million and $11.3 million for the quarter and nine months ended September 30, 2021, respectively. The decrease in non-interest income of $1.6 million to $1.7 million for the quarter ended September 30, 2022, from $3.3 million for the quarter ended September 30, 2021, was primarily due to a $1.5 million decrease in the gain on sale of loans, and a decrease of $568,000 in change in fair value of loans held for sale offset by an increase of $435,000 in gain of derivative instruments, net. The decrease in non-interest income of $4.3 million to $7.0 million for the nine months ended September 30, 2022, from $11.3 million for the nine months ended September 30, 2021, was primarily due to a $5.6 million decrease in the gain on sale of loans, net offset by a $432,000 increase in loss on derivative instruments, and a $1.0 million gain on sale of mortgage servicing right, net. Included in other income for the nine months ended September 30, 2022, was a $352,000 gain on settlement of bank-owned life insurance.

Non-Interest Expense:

Total non-interest expense was $5.6 million for the quarter ended September 30, 2022, and for the quarter ended September 30, 2021.  Total non-interest expense was $16.6 million for the nine months ended September 30, 2022, compared to $16.3 million for the nine months ended September 30, 2021. For the nine months ended September 30, 2022, the increase of $313,000 was primarily a result of $181,000 increase in salaries and employee benefits and $152,000 increase in professional fees.

Income Taxes:

Income tax expense was $131,000 and $443,000 for the quarter and nine months ended September 30, 2022, respectively, compared to $362,000 and $1.4 million during the same periods in fiscal year 2021. The decrease in income tax expense for the quarter ended September 30, 2022, compared to the same period a year ago reflected a decrease in income before taxes. The decrease in income tax expense for the nine months ended September 30, 2022, compared to the same period a year ago was a result of a decrease in income before taxes and bank-owned life insurance death benefits.

Net Income & Book Value:

Net income was $705,000, approximately $0.35 per basic share and $0.34 per diluted share for the three months ended September 30, 2022, as compared to $1.1 million, approximately $0.56 per basic share and $0.54 per diluted share for the three months ended September 30, 2021. Net income decreased $1.8 million to $1.9 million, approximately $0.98 per basic share and $0.94 per diluted share for the nine months ended September 30, 2022, as compared to $3.7 million, or approximately $1.86 per basic share and $1.82 per diluted share for the nine months ended September 30, 2021. Book value per share decreased to $18.49 at September 30, 2022, from $19.52 at September 30, 2021, largely as a result of the drop in fair value of the securities classified as available for sale (AFS). The drop in value of the AFS portfolio was the result of recent increases in market interest rates.

Asset quality:

At September 30, 2022, the Company’s non-performing assets totaled $3.1 million, or 0.52% of total assets, compared to $3.8 million or 0.67% at December 31, 2021. Non-performing loans decreased $608,000 as a result of a decrease in one construction loan totaling $1.0 million and a $478,000 decrease in medical education loans offset by a $946,000 increase in one-to-four family loans compared to December 31, 2021. There were no non-accruing troubled debt restructurings, at September 30, 2022, and December 31, 2021.

The allowance for loan losses totaled $3.4 million, or 0.76% of total loans and 107.76% of total non-performing loans at September 30, 2022, as compared to $2.4 million, or 0.72% of total loans and 63.10% of total non-performing loans at December 31, 2021.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risks related to the Merger,  the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 and any other pandemic, epidemic or health-related crisis on current operations, customers and the economy in general, inflation and monetary fluctuations and volatility, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At September 30, 2022	At December 31, 2021	At September 30, 2021
(In thousands)
Financial Condition Data:
Total assets	$603,254	$560,124	$536,317
Cash and cash equivalents	27,089	120,788	84,683
Investment securities available-for-sale, at fair value	55,952	44,512	39,340
Investment securities held-to-maturity, at amortized cost	29,908	—	—
Equity securities	500	500	500
Loans held for sale, at fair value	15,624	40,480	68,593
Loans receivable, net	444,379	325,203	313,435
Deposits	504,087	463,989	439,888
Federal Home Loan Bank advances	36,552	26,431	26,390
Federal Reserve PPPLF advances	—	3,119	3,793
Subordinated debt	9,997	9,996	9,997
Total liabilities	561,844	517,488	493,848
Total shareholders’ equity	41,410	42,636	42,469

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
(In thousands except per share data)
Operating Data:
Interest income	$6,221	$4,559	$15,324	$12,440
Interest expense	864	573	1,940	1,655
Net interest income	5,357	3,986	13,384	10,785
Provision for loan losses	608	229	1,359	644
Net interest income after provision for loan losses	4,749	3,757	12,025	10,141
Gain on sale of loans, net	1,467	3,035	5,557	11,170
Other non-interest income	213	284	1,450	114
Non-interest income	1,680	3,319	7,007	11,284
Non-interest expense	5,593	5,597	16,643	16,330
Income before income taxes	836	1,479	2,389	5,095
Income tax expense	131	362	443	1,394
Net income	$705	$1,117	$1,946	$3,701

Earnings per share of common stock- Basic	$0.35	$0.56	$0.98	$1.86
Earnings per share of common stock -Diluted	$0.34	$0.54	$0.94	$1.82
Average common shares outstanding- Basic	1,994,055	1,993,428	1,981,911	1,988,976
Average common shares outstanding- Diluted	2,049,538	2,058,998	2,080,776	2,036,088
Shares outstanding of common stock end of period	2,239,053	2,175,530	2,239,053	2,175,530
Book value per share	$18.49	$19.52	$18.49	$19.52

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Performance Ratios:
Return on average assets(1)	0.50%	0.82%	0.69%	0.82%
Return on average equity(1)	6.91	11.04	9.54	12.62
Interest rate spread (2)	3.71	3.02	3.19	2.44
Net interest margin (3)	3.89	3.11	3.32	2.51
Efficiency ratio (4)	79.48	76.62	81.62	74.00
Average interest-earning assets to average interest-bearing liabilities	128.05	120.93	127.14	118.13

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.52%	0.74%	0.52%	0.74%
Non-performing loans as a percent of total loans	0.70	1.25	0.70	1.25
Allowance for loan losses as a percent of non-performing loans	107.76	62.25	107.76	62.25
Allowance for loan losses as a percent of total loans	0.76	0.78	0.76	0.78
Net charge-offs to average outstanding loans during the period	0.05	0.01	0.09	0.06

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	11.00%	12.83%	11.00%	12.83%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.06	8.63	9.06	8.63
Tier 1 risk-based capital (to risk weighted assets)	11.00	12.83	11.00	12.83
Total risk-based capital (to risk weighted assets)	11.71	13.53	11.71	13.53
Average equity to average total assets (7)	6.96	7.45	7.19	6.52

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(1)	Annualized for the three and nine months ended September 30, 2022 and 2021.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.